Contact: Michele Feller
         House2Home, Inc.
         949-442-5448


                                                           FOR IMMEDIATE RELEASE


                    HOUSE2HOME RECEIVES FINAL COURT APPROVAL
                        FOR STORE INVENTORY LIQUIDATIONS

         Irvine, California - November 20, 2001 -- House2Home, Inc. today announced it has received final Bankruptcy Court approval of an Agency Agreement by and between the company and a joint venture led by Gordon Brothers Retail Partners, LLC to liquidate the merchandise inventory in all 42 House2Home home decorating superstores.

         The motion to conduct liquidation sales at all stores and cease business operations was filed on November 7, 2001 in conjunction with the company's voluntary Chapter 11 petitions in the U.S. Bankruptcy Court in Santa Ana, California.

         Inventory liquidation sales are currently underway at all 42 stores, and are expected to run approximately 13 weeks. The company estimates the liquidation of the 42 House2Home stores involves a total of approximately $275 million of inventory, at retail.

         In addition, the company has reached an agreement with the major constituencies in the bankruptcy case that, upon approval by the Bankruptcy Court, would allow the company to honor outstanding pre-petition House2Home gift certificates, gift cards and credit vouchers . The agreement was submitted to the Bankruptcy Court for its approval earlier today.

         Headquartered in Irvine, California, House2Home, Inc. has 42 House2Home home decorating superstores in three western states. Averaging more than 100,000 square feet, House2Home stores offer an expansive selection of specialty home decor merchandise across four broad product categories - outdoor living, indoor living, home decor and accessories and seasonal goods. For more information, visit the House2Home web site at www.house2home.com (which shall not be deemed to be incorporated in or a part of this press release)

         Matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause results to differ materially from those expressed. Such risks and uncertainties include, but are not limited to, the company's ability to obtain favorable terms for store inventory liquidations and real estate divestitures and the overall success of the company's liquidation; the completion of store inventory liquidations within 13 weeks; the economic conditions of the company's markets and the factors set forth in the company's annual report on Form 10-K for the fiscal year ended January 27, 2001 under the heading "Risk Factors" and in the company's other filings with the Securities and Exchange Commission. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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